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                                                                   EXHIBIT 99(a)


NEWS                               (LOGO OF TENNECO INC APPEARS HERE)
RELEASE


Media Contact: Linda Ambrose (713) 757-2761

                       TENNECO TO ACQUIRE MOBIL PLASTICS

    HOUSTON, October 2, 1995 - Tenneco announced today that it has signed a definitive agreement to acquire the plastics division of the Mobil Corporation for $1.27 billion. The plastics division, with nearly $1.1 billion in sales, will become part of Tenneco's packaging division, Packaging Corporation of America, headquartered in Evanston, Illinois.
    This acquisition is Tenneco's biggest step thus far to redeploy assets into less cyclical, higher-growth businesses. It will establish PCA as the largest of Tenneco's four operating divisions, with annual revenues of nearly $4 billion. The acquisition is expected to close in the fourth quarter of this year.
   "This acquisition significantly accelerates our progress toward reshaping Tenneco into a world-class industrial growth company," said Dana G. Mead, Tenneco chairman and chief executive officer. "It will provide a substantial boost in revenues and operating earnings, reduce our cyclicality and significantly broaden PCA's product lines. We expect the positive financial impact to kick in almost immediately - it adds to our EPS in very short order.
    "Our criteria for acquisitions at Tenneco is to build shareowner value with businesses that provide a good strategic fit with our existing operations, contribute quickly to earnings growth at attractive rates of return, and benefit from our management processes," Mead said. "Mobil Plastics meets these standards in every way."
    PCA projects that the 1995 sales of the acquisition will be nearly $1.1 billion, growing to over $1.5 billion by the year 2000. Operating income for the first six months of 1995 was $51 million on sales of $545 million. The division is based in Rochester, N.Y., has 4,100 employees, and operates 11 manufacturing plants and 16 distribution centers in the United States and Canada.

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    Mobil Plastics manufactures and markets well-known consumer brands, including "Hefty" trash bags, "Baggies" food storage bags, "Kordite" trash bags and "Hefty" single-use tableware. "Hefty OneZip", introduced this year, is a food storage bag with an unique patented zipper closure and already has gained an impressive share of the market for storage bags.

    The Mobil division also manufactures polystyrene foam food service containers, plates and meat trays; clear thermoformed polystyrene packaging, such as clear "clamshell" containers for prepared foods, cake domes and take-out containers; and polyethylene film products, including liners, produce and retail bags, and medical and industrial disposal packaging.

    PCA already produces clear polystyrene containers, as well as aluminum foil and plastic foodservice packaging. The company also manufactures and markets Diamond Deluxe consumer tableware, made from molded fiber, a paper product, and E-Z Foil single-use aluminum cookware and bakeware. The addition of this business and its products lines will strengthen PCA's position in the fast-growing foodservice, convenience, catering and carry-out market categories.

    "The acquisition of Mobil Plastics is a key strategic move on several fronts for PCA," said Paul T. Stecko, president and CEO of the Tenneco packaging company. "We have publicly stated our goal to double revenues and triple earnings by the year 2000, and this acquisition brings us much closer to that goal. In 1994 PCA reported operating earnings of $209 million on $2.2 billion of revenue. From the first half of 1995 income was $244 million on sales of $1.3 billion.

    "We are committed to becoming the leading producer of specialty packaging, with the greatest breadth of packaging products," he said. "By adding Mobil Plastics, we have taken a major step toward achieving this objective."

    Stecko said, "Mobil Plastics provides PCA with low cost manufacturing capacity, proprietary technology and extensive new product development capabilities. It also brings to us an excellent customer base and distribution network."

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    In addition to its headquarters in Rochester, New York, Mobil Plastics has manufacturing operations in Bakersfield, California; Covington, Georgia; Frankfort and Jacksonville, Illinois; Temple, Texas; Canandaigua and Macedon, New York; and Belleville, Ontario. Distribution centers are located in those cities and in Easton, Pennsylvania, as well as Honolulu, Los Angeles, Seattle and Syracuse.

    Tenneco's packaging division, is one of the world's largest makers of specialty packaging and one of the nation's leading manufacturers of kraft linerboard and medium and recycled paperboard. It has nearly 14,000 employees and operates more than 100 facilities worldwide. Manufacturing operations are located in 30 states and 10 countries.

    Tenneco's other divisions are Tenneco Automotive, the world's largest maker of exhaust systems and ride-control products; Tenneco Gas, one of the nation's leading transporters and marketers of natural gas; and Newport News Shipbuilding, the world's largest privately-owned shipyard.

    In its redemployment actions since June 1994, Tenneco has committed more than $1 billion to new business activities prior to the agreement with Mobil, repurchased approximately $500 million of its common shares, and raised $2 billion from assets sales in the past 15 months. In the process, Tenneco reduced its ownership of Case Corporation, a leading maker of agricultural and construction equipment, to 21 percent, and sold all of its chemicals business, Albright & Wilson.

    Mead said, "We have disciplined our review of acquisition opportunities this year and have steadfastly refused to compromise on our criteria, which set a very high standard. In fact we have turned away from many opportunities that did not meet our high standards. This one meets every test; we are extremely pleased with the acquisition of Mobil Plastics. This is far from an end to our efforts. We expect more acquisitions as we continue to grow our top line and to reduce operating costs as we build value in all of our businesses."

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    Tenneco (NYSE:TEN) is a diversified industrial corporation based in Houston with 1994 sales of $12.2 billion. The company has significant business interests in natural gas transportation and marketing (Tenneco Gas); automotive parts (Tenneco Automotive); ship design, construction and repair (Newport News Shipbuilding), and packaging (Packaging Corporation of America).
    Tenneco also owns 21 percent of Case Corporation, a manufacturer of agricultural and construction equipment.

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